Exhibit 10.20

FORM

OF

OPTICAL CABLE CORPORATION

2005 STOCK INCENTIVE PLAN

FY              RESTRICTED STOCK AWARD

(Operational Performance Vesting—Company Financial Based)

[Note: This Form of Restricted Stock Award may change from time to time at the direction of the Compensation Committee of the Board of Directors or the Board of Directors.]

GRANTED TO	GRANT DATE	NUMBER OF SHARES GRANTED	PRICE PER SHARE	SOCIAL SECURITY NUMBER
[Name]	[Date]	[Number]	N/A	[ ]

	GRANT NUMBER	VESTING AND RESTRICTION LAPSE SCHEDULE*
	RS-[ ]-[ ]	Shares granted hereunder will vest, in accordance with and subject in all respects to the provisions of Sections 3 and 4 below, on January 31st of each year (each such date, a “Vesting Date”), with the first Vesting Date being January 31, [ ] and the last Vesting Date being January 31, [ ].

*	Fractional shares shall be carried over to the last vesting period

OPTICAL CABLE CORPORATION and its successors and assigns (the “Company”) hereby grants to [Name] (the “Participant”) effective [Date] (the “Grant Date”), a Restricted Stock Award (the “Award”), pursuant to its 2005 Stock Incentive Plan that is provided along herewith (the “Plan”), covering the above stated number of shares (the “Restricted Shares”) of common stock of the Company (“Common Stock”).

The Chief Executive Officer proposed this Award and recommended its approval to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and the Compensation Committee, pursuant to the terms of the Plan, granted the Award to the Participant.

The Plan is administered by the Compensation Committee, or alternatively and as appropriate, the Board of Directors (in either case, the “Committee”). Any controversy that arises concerning this Award or the Plan shall be resolved by the Committee as it deems proper, and any decision of the Committee shall be final and conclusive.

The terms of the Plan are hereby incorporated into this Award by this reference. In the case of any conflict between the Plan and this Award, the terms of the Plan shall control. Capitalized terms not defined in this Award shall have the meaning assigned to such terms in the Plan.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1. The Company hereby grants to the Participant an Award covering the Restricted Shares, subject to the terms and conditions of this Award and the Plan.

2. Unless otherwise determined by the Committee or unless as otherwise provided in Section 4(b) below, the Award will vest, and the restrictions applicable to Restricted Shares shall lapse (with the shares no longer subject to the restrictions set forth herein being referred to as “Unrestricted Shares”), in accordance with Section 3 below. Except as otherwise provided in the Plan or in Section 4 below or otherwise determined by the Committee, the Participant must be employed by the Company or a subsidiary at all times from the Grant Date through a Vesting Date in order for part of this Award to vest on such Vesting Date, and the restrictions on that portion of the Restricted Shares to lapse.

3. On each Vesting Date, a portion of the Award shall vest based on the Company’s consolidated gross profit (in dollars) growth rate percentage (“GPGR”) achieved for the current fiscal year of the Company (November 1 to October 31) when compared to the prior fiscal year of the Company, with the vesting portion of the Award being determined in accordance with the following table and vesting occurring on the next Vesting Date after the Company’s current fiscal year end and after the financial statements have been properly prepared and finalized:

Performance vesting shall be as follows:

Gross Profit ($) Growth Rate percentage (GPGR) achieved for fiscal year [ ] of Company compared to $[ ] (proforma Gross Profit for fiscal year [ ])	Portion of total Restricted Shares vesting at each Vesting Date immediately following end of fiscal year [ ] of the Company given the GPGR achieved for the fiscal year [ ] (a)
GPGR is [15% to 25%]	[45% to 55%]
GPGR is [10% to 20%]	[35% to 55%]
GPGR is [5% to 15%]	[25% to 45%]
GPGR is [0% to 10%]	[15% to 35%]
GPGR is [0% to 5%]	[5% to 25%]
GPGR is [negative to 10%]	0%

(a)	Actual vesting for year interpolated based on table above (between points) and extrapolated based on table above if GPGR exceeds [ ]% for fiscal year [ ].

Gross profit dollars for purposes of this Award shall mean consolidated gross profit dollars in all instances and is calculated by taking net sales (in dollars) and subtracting cost of goods sold (in dollars) during any year, as determined using generally accepted accounting principles applicable to the United States and as set forth in consolidated annual financial statements of the Company, properly prepared and finalized. Notwithstanding any contrary provisions herein, the Company’s gross profit dollars for fiscal year [    ] shall be deemed to be $[    ].

GPGR percentage is calculated by taking the amount of gross profit dollars earned by the Company during the current fiscal year and subtracting the gross profit dollars earned by the Company during the prior fiscal year, and then dividing that amount by the amount of gross profit achieved during the prior fiscal year.

Additionally, after all of the annual vesting calculations are complete and appropriate shares vested, if any shares would otherwise be forfeited, a total compounded GPGR percentage calculation for the Company will be made for the period from fiscal year [    ] through fiscal year [    ] to determine the aggregate minimum number of total Restricted Shares that will vest pursuant to this Award, as determined based on the table below:

Cumulative Compounded GPGR percentage of the Company comparing $[ ] (proforma Gross Profit for fiscal year [ ]) to Gross Profit through fiscal year [ ])	MINIMUM percentage of total Restricted Shares to vest irrespective of annual GPGR calculation (c)
GPGR is [4% to 15%]	100%
GPGR is less than [0% to 5%]	0%

(b)	Actual vesting will be interpolated based on table above (between points).

Participant shall not be entitled to receive more than the total number of Restricted Shares shown as the “Number of Shares Granted” set forth at the top of this document.

Any Restricted Shares covered by the Award that have not vested in accordance herewith or pursuant to Section 4 below on or before January 31, [    ] shall be irrevocably forfeited.

4. [a.] Unless otherwise determined by the Committee[ or unless as otherwise provided in Section 4(b) below,] in the event that Participant’s employment with the Company and any subsidiaries terminates before the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, Participant will, upon the date of Participant’s termination of employment (as reasonably fixed and determined by the Company), forfeit the remainder of the Restricted Shares and the Company will be the owner of such remaining Restricted Shares and will have the right, without further action by Participant, to transfer such remaining Restricted Shares into its name. [Note: This bracketed language in this paragraph is applicable to grants for certain executive officers only.]

[b. If a Triggering Event (as defined in Section 4 (c) below) occurs while Participant is employed by the Company (or if Participant’s employment is terminated during the pendency of an event that, if consummated, would lead to a Triggering Event), but before the Award is fully vested and the restrictions applicable to all of the Restricted Shares have lapsed, then the date upon which the Triggering Event (or the date of the termination of Participant’s employment if Participant’s employment is terminated during the pendency of an event that, if consummated, would lead to a Triggering Event) occurs will be the Vesting Date with respect to the unvested portion of the Award, and such unvested portion of the Award shall thereupon immediately vest and all restrictions on the remaining Restricted Shares shall lapse.] [Note: This paragraph is applicable to grants for certain executive officers only.]

[c. For purposes of this Award, a “Triggering Event” occurs if, after the date of this Award, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s directors; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within three years of the last of such transactions. For purposes of this Award, a Triggering Event occurs on the date on which an event described in (i) or (ii) occurs. If a Triggering Event occurs on account of a series of transactions or events, the Triggering Event occurs on the date of the last of such transactions or events.] [Note: This paragraph is applicable to grants for certain executive officers only.]

5. Participant will not sell, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares (or any interest in such shares) prior to the Vesting Date as to which the restrictions applicable to such shares lapse.

6. Prior to a Vesting Date, the Company will, at its option, reflect Participant’s ownership of the Restricted Shares in book-entry form with the Company’s transfer agent or through the issuance of one or more stock certificates. If the Company elects to reflect ownership through the issuance of stock certificates, such certificates will be held in escrow with the Corporate Secretary of the Company in accordance with the provisions of this Award and the Plan. Subject to terms of this Award and the Plan, Participant will have all rights of a shareholder with respect to the Restricted Shares while they are held in escrow or in book-entry form, including, without limitation, the right to vote the Restricted Shares and receive any cash dividends declared on such shares. If, from time to time prior to the date that the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, there is (i) any stock dividend, stock split or other change in the Restricted Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which Participant is entitled by reason of his ownership of the Restricted Shares shall be held on his behalf by the Company in book-entry form or through the issuance of one or more stock certificates and held in escrow pursuant to this section until vesting pursuant to the schedule applicable to the underlying Restricted Shares, at which time all restrictions shall lapse.

7. As described in the Plan, in the event of certain corporate transactions or other actions or events, the Committee may take such actions with respect to this Award as it deems appropriate and consistent with the Plan.

8. Participant understands that Participant (and not the Company) is responsible for any tax liability that may arise as a result of the transaction contemplated by this Award. Participant understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date the restrictions on such shares lapse. Participant understands that Participant may elect to be taxed at the time of the Award, rather than when the restrictions lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date.

9. As a condition of accepting this Award, Participant agrees to make arrangements for the payment of withholding of income taxes and employment taxes upon the vesting of the Award and the lapse of restrictions on the Restricted Shares. Until adequate arrangements have been made, certificates representing Unrestricted Shares will not be issued to Participant. Participant may satisfy applicable withholding taxes by any manner permitted by the Plan, subject to the consent of the Committee, including, (i) delivering a sufficient number of shares of already owned Common Stock (which have been owned by Participant for more than six (6) months), and/or (ii) having the Company retain a sufficient number of shares from the distribution to be made to Participant.

10. The fact that the Participant has been granted this Award will not affect or qualify the right of the Company or a subsidiary to terminate the Participant’s employment at any time.

11. If any provision of this Award should be deemed void or unenforceable for any reason, it shall be severed from the remainder of the agreement, which shall otherwise remain in full force and effect.

12. The Company may, in its discretion, delay delivery of a certificate required upon vesting of the Award until (i) the admission of such shares to list on any stock exchange (including NASDAQ) on which the Common Stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law, ruling, or regulation of any governmental regulatory body that the Company shall, in its sole discretion, determine if necessary or advisable, and (iii) the Company shall have been advised by counsel that it has complied with all applicable legal requirements.

13. Any notice to be given under the terms of this Award shall be addressed to Optical Cable Corporation, to the attention of the Chief Financial Officer, 5290 Concourse Drive, Roanoke, VA 24019, and any notice to be given to Participant or to his or her personal representative shall be addressed to him or her at the address set forth below or to such other address as either party may, hereafter, designate in writing to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

14. The Participant may accept this Award, subject to the registration and listing of the shares issueable under the Plan, by signing and returning the enclosed copy of this Award. The Participant’s signature will also evidence his or her agreement to the terms and conditions set forth herein and to which this Award is subject.

15. Along with this Award, the Participant hereby acknowledges receipt of a copy of the Plan and the Prospectus for the Plan. The Participant further acknowledges receipt of a copy of the Company’s Equity Ownership and Retention Policy for Senior Staff, as recommended by the Compensation Committee and adopted by Board of Directors on January 30, 2006. Also, if the Participant has previously been granted an award under the Plan, the Participant hereby acknowledges that he or she has received all of the reports, proxy statements and other communications generally distributed to the holders of the Company’s securities since the date(s) of such grant(s) and no later than the times of such distributions.

[16. Note: With respect to any individual Award, Committee may insert required retention periods for shares received pursuant to an Award, applicable even after such shares are Unrestricted Shares.] [Note: With respect to any individual Award, Committee may condition receipt of shares under this Award on other events or conditions.]

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Award to be signed, as of the Grant Date shown above.

OPTICAL CABLE CORPORATION

By:
Name:
Title:

I hereby acknowledge receipt of this Award, the Plan, and the Prospectus for the Plan, and I agree to conform to all terms and conditions of this Award and the Plan.

Name	Date:

Signature	Address